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                                                                    Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Arch Chemicals, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 333-71719, 333-71721 and 333-54098) filed on Form S-8 of Arch Chemicals,
Inc. of our report dated January 29, 2003, relating to the consolidated balance sheets of Arch Chemicals, Inc. and its subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Arch Chemicals, Inc. Our report refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" as of January 1, 2002.



KPMG LLP


Stamford, Connecticut
March 5, 2003